Exhibit 23.1

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

As independent public accountants, we hereby consent to the incorporation by reference of our report, dated March 3, 2008, relating to the financial statements of Soliloquy – A Division of JTT Holdings, Inc. as of December 31, 2007 and 2006, and for each of the two years in the two-year period ending December 31, 2007 included in this Form 8-K of Scientific Learning Corp., into Scientific Learning Corp.’s previously filed Registration Statements on Form S-8 (File Nos. 333-87213, 333-43042, 333-91426, 333-109191, 333-126649, and 333-144656).

/s/ VITALE, CATURANO & COMPANY, LTD.

Boston, Massachusetts

March 21, 2008

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